Exhibit 99.1

Talmer West Bank

Combined Financial Statements

Years Ended December 31, 2013 and 2012

Talmer West Bank

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholder

Talmer West Bank

Ann Arbor, Michigan

We have audited the accompanying combined balance sheets of Talmer West Bank (the “Bank”) as of December 31, 2013 and 2012, and the related combined statements of operations and comprehensive income, changes in stockholder’s equity, and cash flows for the years then ended.  These combined financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Bank is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As described in Note P, effective January 1, 2014, the Bank was acquired by Talmer Bancorp, Inc.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Bank as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Grand Rapids, Michigan

March 17, 2014

COMBINED BALANCE SHEETS

Talmer West Bank

	December 31
	2013	2012
	(in $1,000s)
ASSETS
Cash and due from banks	$20,088	$58,354
Interest-bearing deposits with banks	196,243	145,828
Cash and cash equivalents	216,331	204,182
Investment securities available for sale, carried at fair value—Note C	13,619	15,662
Federal Home Loan Bank stock, at cost—Note A	5,933	6,769
Portfolio loans, less allowance for loan losses of $30,469 in 2013 and $48,356 in 2012—Note D	609,907	758,743
Premises and equipment—Note F	13,709	15,396
Accrued interest income	1,936	2,616
Other real estate owned	41,422	60,174
Other assets	5,310	8,937

TOTAL ASSETS	$908,167	$1,072,479

LIABILITIES AND STOCKHOLDER’S EQUITY
Deposits:
Noninterest-bearing	$175,060	$202,883
Interest-bearing—Note G	680,621	826,189
Total deposits	855,681	1,029,072
Debt obligations—Note H	18	1,935
Accrued interest on deposits and other liabilities	3,500	5,190
Total liabilities	859,199	1,036,197

STOCKHOLDER’S EQUITY—Note N
Common stock, par value $5.00 per share, 840,000 shares authorized; 375,000 shares issued and outstanding:	1,875	1,875
Additional paid-in capital	286,648	285,647
Retained-earnings deficit	(239,375)	(251,311)
Accumulated other comprehensive income (loss)	(180)	71
Total stockholder’s equity	48,968	36,282

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$908,167	$1,072,479

See notes to combined financial statements.

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

Talmer West Bank

	Year Ended December 31
	2013	2012
	(in $1,000s)
Interest income:
Portfolio loans (including fees)	$40,937	$50,515
Loans held for sale	3	37
Taxable investment securities	139	146
Other	675	731
Total interest income	41,754	51,429
Interest expense:
Deposits	5,838	8,839
Debt obligations	39	212
Total interest expense	5,877	9,051
Net interest income	35,877	42,378
Provision for loan losses—Note D	(12,193)	790
Net interest income after provision for loan losses	48,070	41,588
Noninterest income:
Service charges on deposit accounts	1,340	1,527
Trust revenue	1,324	1,308
Fees from origination of non-portfolio residential mortgage loans	210	564
Gain on sales of government-guaranteed loans		311
Fees from providing data services	2,998	4,325
Other	2,353	2,655
Total noninterest income	8,225	10,690
Noninterest expense:
Salaries and employee benefits	19,739	22,455
Occupancy	4,981	4,901
Equipment rent, depreciation and maintenance	3,461	4,169
Costs associated with foreclosed properties and other real estate owned	2,988	6,534
FDIC insurance premiums and other regulatory fees	2,934	4,150
Contracted data processing and administrative services	4,217	3,953
Other—Note J	6,965	7,554
Total noninterest expense	45,285	53,716
Income (loss) before income taxes	11,010	(1,438)
Income taxes—Note K	(926)	3,496

NET INCOME (LOSS)	11,936	(4,934)

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) arising during the year	(251)	37

COMPREHENSIVE INCOME (LOSS)	$11,685	$(4,897)

See notes to combined financial statements.

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (in $1,000s)

Talmer West Bank

	Common Stock	Additional Paid-in Capital	Retained- Earnings Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balances at January 1, 2012, as previously recorded	$1,875	$282,752	$(250,505)	$34	$34,156

Cumulative effect of change in accounting principle—Note B			4,128		4,128

Balances at January 1, 2012, as adjusted	1,875	282,752	(246,377)	34	38,284

Capital contribution from stockholder—Note E		2,895			2,895

Net loss for 2012			(4,934)		(4,934)

Other comprehensive income				37	37

BALANCES AT DECEMBER 31, 2012	1,875	285,647	(251,311)	71	36,282

Capital contribution from stockholder—Note E		1,001			1,001

Net income for 2013			11,936		11,936

Other comprehensive loss				(251)	(251)

BALANCES AT DECEMBER 31,2013	$1,875	$286,648	$(239,375)	$(180)	$48,968

See notes to combined financial statements.

COMBINED STATEMENTS OF CASH FLOWS

Talmer West Bank

	Year Ended December 31
	2013	2012
	(in $1,000s)
OPERATING ACTIVITIES
Net income (loss)	$11,936	$(4,934)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	(12,193)	790
Depreciation of premises and equipment	2,007	2,274
Net amortization of investment security discounts	81	86
Gain on sales of premises and equipment	(11)	(17)
Gain on sales of government-guaranteed loans		(311)
Gain on sales of other real estate owned	(2,912)	(1,591)
Write-down of other real estate owned	2,900	4,756
Deferred federal income taxes	14	76
Originations and purchases of loans held for sale	(1,812)	(14,476)
Proceeds from sales of loans held for sale	1,812	16,605
(Increase) decrease in accrued interest income and other assets	4,423	(192)
Increase (decrease) in accrued interest expense and other liabilities	(1,690)	1,007

NET CASH PROVIDED BY OPERATING ACTIVITIES	4,555	4,073

INVESTING ACTIVITIES
Proceeds from calls, prepayments and maturities of investment securities	5,828	9,243
Purchase of securities available for sale	(4,247)	(10,498)
Redemption of Federal Home Loan Bank stock by issuer	836	1,216
Net decrease in portfolio loans	147,919	135,289
Proceeds from sales of government-guaranteed loans		3,247
Payments received on other real estate owned	133	72
Proceeds from sales of other real estate owned	31,741	28,550
Proceeds from sales of premises and equipment	24	80
Purchases of premises and equipment	(333)	(614)

NET CASH PROVIDED BY INVESTING ACTIVITIES	181,901	166,585

FINANCING ACTIVITIES
Net decrease in demand deposits, NOW accounts and savings accounts	(46,977)	(2,856)
Net decrease in certificates of deposit	(126,414)	(180,044)
Proceeds from Federal Home Loan borrowings	4,500	56,000
Payments on Federal Home Loan borrowings	(6,417)	(73,016)
Cash capital contributions from stockholder	1,001	2,386

NET CASH USED BY FINANCING ACTIVITIES	(174,307)	(197,530)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	12,149	(26,872)
Cash and cash equivalents at beginning of year	204,182	231,054

CASH AND CASH EQUIVALENTS AT END OF YEAR	$216,331	$204,182

Supplemental disclosures:
Cash paid during the year for interest	6,014	9,336
Transfers of loans to other real estate owned	13,110	38,933
Noncash capital contribution from stockholder		509

See notes to combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE A—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation:  Talmer West Bank is a full-service commercial bank headquartered in Ann Arbor, Michigan with eight other office locations throughout Michigan, two office locations in Indiana, four office locations in Nevada and one office location in New Mexico.  Effective January 1, 2014, Bank of Las Vegas, Indiana Community Bank and Sunrise Bank of Albuquerque merged with and into Michigan Commerce Bank.  Upon completion of the merger, the surviving bank was renamed Talmer West Bank.  For the periods presented, the accompanying combined financial statements represent the combination of the financial statements of the four separate banks prior to the merger.  For convenience purposes, the combined entity is herein referred to as Talmer West Bank (the “Bank”).

For the periods presented, the Bank was a wholly-owned subsidiary of Financial Commerce Corporation (“FCC”), a bank-holding company headquartered in Lansing, Michigan, which is a majority-owned subsidiary of Capitol Bancorp Ltd. (“Capitol”), a multi-bank holding company.  On January 1, 2014, the Bank was sold to Talmer Bancorp, Inc. (see Note P for discussion regarding the change in control of the Bank in 2014).

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community.  A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit.  The principal markets for the Bank’s financial services are the communities in which it is located and the areas immediately surrounding those communities.

Estimates:  The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing), money-market funds and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held For Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market.  Fees from the origination of loans held for sale are recognized in the period the loans are originated.  Government-guaranteed loans which may be sold after origination are not classified as held-for-sale inasmuch as the sale of such loans is largely dependent upon the extent to which gains may be realized.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE A—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Derivatives:  Residential real estate mortgage loans held for sale are originated by the Bank.  When a customer has locked the interest rate on a mortgage application, and the Bank has approved a loan commitment, the interest rate lock agreement is treated as a derivative, and a firm loan commitment.  The Bank uses forward delivery commitments to sell the mortgage loans into the secondary market.  The interest rate lock and forward delivery commitments are derivatives, and are offsetting agreements that serve as a hedge of the Bank’s exposure to interest rate changes and the resulting fluctuation of the commitments.  The fair value of the commitments is insignificant for all periods presented.

Investment Securities:  Investment securities available for sale are carried at fair value with unrealized gains and losses reported as a separate component of stockholder’s equity, net of tax effect (accumulated other comprehensive income).

Investments are classified at the date of purchase based on management’s analysis of liquidity and other factors.  The adjusted cost of the specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

Federal Home Loan Bank Stock:  Federal Home Loan Bank stock is carried on the basis of cost (and par value).  Such investment is restricted and may only be resold to or redeemed by the issuer.

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management’s intent and ability to hold such loans for the foreseeable future until maturity or repayment.  The Bank primarily presents its portfolio loan information on a segment basis that is further subdivided into classes on the basis of collateral types.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Consistent with the Bank’s emphasis on business lending, there are concentrations of credit risk in loans secured by commercial real estate and less significant levels of concentration risk may exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  Management reduces exposure to losses from credit risk by requiring collateral and/or guarantees for loans and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance-sheet date.  Management’s

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE A—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

determination of the adequacy of the allowance for loan losses is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions for loan losses charged to operations and reduced by net charge-offs.  Delinquent loans are generally charged-off at 120 days past due for closed-end loans and 180 days past due for revolving lines of credit or at an earlier time if a loss-confirming event has occurred, unless the loan is both well-secured and in process of collection.  Because the allowance for loan losses is based on significant estimates, actual future loan losses will differ from such estimates.

The allowance for loan losses consists of specific and general components.  The specific component relates to loans that are individually classified as impaired, including loans which are on nonaccrual and loans considered to be troubled debt restructurings.  The general component covers non-classified loans and is based on historical loss experience adjusted for current qualitative environmental factors.  The Bank maintains a loss history analysis that tracks loan losses and recoveries based on loan class as well as the loan risk grade assignment.

For all classes of loans, a loan is considered impaired when it is probable that all amounts due according to the contractual terms of a loan agreement will not be collected, including contractually scheduled interest and principal payments.  At a minimum, all loans greater than $250,000 (based on aggregate relationship) are individually evaluated for impairment when it is determined the loan is impaired.  A specific allowance allocation may be recorded for troubled debt restructurings or a charge-down taken in the amount of the impairment to reduce the loan to its net realizable value.  No reserve allocation is considered necessary when there is sufficient collateral that is held to protect the bank from loss on impaired loans.  Groups of smaller-balance homogeneous loans (those below $250,000) are collectively evaluated for impairment and, accordingly, these loans are not generally separately identified for impairment evaluation.

For all classes of loans, a loan is placed into nonaccrual status generally before the loan becomes 90 days past due if it becomes probable that the borrower cannot make all scheduled payments, full repayment of principal and interest is not expected or the loan is identified as having loss elements, or when any loan becomes past due 90 days or more unless the loan is determined to be well-secured and in process of collection.  Loans are returned to accrual status when all of the principal and interest amounts contractually due have been brought current, have demonstrated timely payment performance for a period of time and future payments are reasonably assured.

Loan modifications or restructurings are accounted for as troubled debt restructurings if, for economic or legal reasons, it has been determined that a borrower is experiencing financial

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE A—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

difficulties and the bank grants a “concession” to the borrower that it would not otherwise consider.  For all classes of loans, a troubled debt restructuring may involve a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment.  Loans modified and classified as troubled debt restructurings are impaired loans.  Troubled debt restructurings generally remain classified as impaired until the borrower has demonstrated timely payment performance for a period of time pursuant to the modified terms of the loan, or renewed at an interest rate that is at a market rate for loans with similar risk characteristics.

The Bank has stand-by letters of credit outstanding that, when issued, commit the Bank to make payments on behalf of customers if certain specified future events occur, generally being nonpayment by the customer to a counterparty.  These obligations generally expire within one year and require collateral and/or personal guarantees by the borrower and its principals based on management’s assessment of loss exposure.  The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the borrower defaults and related collateral proves to be worthless.  The total contractual amounts do not necessarily represent future cash requirements since many of those guarantees expire without being drawn upon.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of deposit insurance.  The Bank periodically monitors the financial position of such financial institutions to evaluate credit risk.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Loan origination fees and direct loan origination costs are deferred and amortized over the life of the related loans as an adjustment of yield.  Direct costs of successful origination of portfolio loans generally exceed fees from loan originations (net deferred costs approximated $600,000 and $806,000 at December 31, 2013 and 2012, respectively).

For all classes of loans, the accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest (i.e., placed on nonaccrual status).  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed against interest income.  Interest payments subsequently received on such loans may be accounted for on a cash basis as to interest income, provided that collectability of principal is expected and until the loan qualifies for being returned to accrual status.  If collectability of principal is not expected, subsequent payments of interest are applied to principal.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in the process of collection.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE A—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Transfers of Financial Assets:  Transfers of financial assets are accounted for as sales when control over the transferred asset has been surrendered.  Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank and are presumptively beyond the reach of the Bank and its creditors (even in bankruptcy or other receivership), (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Bank does not maintain effective control over the transferred asset through an agreement to repurchase it before maturity or the ability to unilaterally cause the holder to return specific assets.  Transfers of financial assets are generally limited to participating interests in commercial loans sold as well as sale of government-guaranteed loans and the sale of residential mortgage loans into the secondary market, the extent of which is disclosed in the statements of cash flows.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation, which relates primarily to equipment, furniture and software with estimated useful lives of approximately three to seven years, is computed principally by the straight-line method.  Buildings are generally depreciated on a straight-line basis with estimated useful lives of approximately 40 years.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate:  Other real estate is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  At the time of foreclosure, the carrying value of such properties is adjusted to estimated fair value (less estimated costs to sell, including delinquent real estate taxes) when transferred from portfolio loans to other real estate owned, establishing a new cost-basis.  These properties held for sale are subsequently carried at the lower of the new cost-basis or estimated fair value (less estimated costs to sell, including delinquent real estate taxes) and are periodically reviewed for subsequent impairment.

Fair Values of Financial Instruments:  Fair values of financial instruments are estimated using market information and other assumptions and involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, assumptions and other factors, especially in the absence of broad markets for particular items.  Changes in assumptions or market conditions could significantly affect such estimates.

Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  When it is determined that realization of deferred tax assets may be in doubt, a valuation allowance is recorded to reduce those assets to the amount which is more-likely-than-not realizable.  The effect on income taxes of a change in tax laws or rates is recognized in operations in the period that includes the enactment date.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE A—NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES—Continued

Comprehensive Income:  Comprehensive income is the sum of net income and certain other items which are charged or credited to stockholder’s equity which, for the Bank, is the net change in the fair value adjustment for investment securities available for sale.

New Accounting Standards:  In February 2013, an accounting standards update was issued to amend and improve the reporting of reclassifications out of accumulated other comprehensive income.  The amendments do not change the current requirements for reporting net income or other comprehensive income in the financial statements.  However, the amendments require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period.  For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts.  This new guidance became effective January 1, 2013 and did not have an effect on the Bank’s financial statements upon implementation.

In January 2014, an accounting standards update was issued to clarify when an in-substance foreclosure or repossession of residential real estate property occurs, requiring a creditor to reclassify the loan to other real estate.  According to the new standard, a consumer mortgage loan should be reclassified to other real estate either upon the creditor obtaining legal title to the real estate collateral or when the borrower voluntarily conveys all interest in the real estate property to the creditor through a deed in lieu of foreclosure or similar legal agreement.  Additionally, the standard requires new interim and annual disclosure of the carrying amount of foreclosed residential real estate properties held at period end as a result of obtaining physical possession of the properties, as well as the recorded investment of consumer mortgage loans secured by residential real estate properties for which foreclosure proceedings are in process.  The standard does not apply to commercial real estate loans, as the foreclosure processes and applicable laws for those assets are significantly different from residential real estate.  The standard becomes effective for interim and annual periods beginning January 1, 2015 with the entity having the option of using either a modified retrospective transition method or a prospective transition method.  The Bank expects to prospectively adopt the standard beginning January 1, 2015 and does not expect the adoption to have a material effect on the Bank’s financial statements upon implementation.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE B—CHANGE IN ACCOUNTING PRINCIPLE

Effective January 1, 2013, the Bank elected to change its method of accounting related to the reserve for, and payment of, delinquent real and personal property taxes on properties serving as collateral for impaired loans.  The Bank pays delinquent property taxes on these properties to avoid lien attachment by the taxing authorities.  Previously, the Bank recorded an accrued liability for delinquent property taxes in accordance with ASC 450-20, “Loss Contingencies,” with a corresponding charge to “Costs associated with foreclosed properties and other real estate owned.”  Recent regulatory guidance suggests a more preferable method of accounting for these estimated delinquent property taxes is to consider the amount of such taxes when performing impairment analyses on collateral-dependent impaired loans.  Based on its analysis, the Bank has determined this method of accounting is preferable.  Under the newly adopted method of accounting, when a loan is deemed to be collateral-dependent and a specific impairment analysis is performed, the delinquent property taxes will be reflected in the impairment calculation similar to estimated selling costs.  The decision on whether to reserve for, or charge-off, the amount of delinquent property taxes will depend upon whether the net value of the collateral (property appraised amount, less estimated costs to sell and the amount of the delinquent property taxes) is greater or less than the loan balance.  When the delinquent property taxes are paid, the amount will be added to the loan basis and considered in current and future impairment analyses.

In accordance with ASC 250-10-45, “Accounting Changes — Change in Accounting Principle,” the Bank is reporting the change in accounting principle through retrospective application as of the beginning of 2012, the first period presented in the accompanying financial statements.  Upon retrospective application of the new accounting method, it was determined that either (1) the adjusted impaired loan analyses resulted in no additional reserves or charge-offs, or (2) an adequate amount of unallocated allowance for loan losses existed to absorb the impact of any collateral shortfall on a by-loan basis.  As a result, the net effect of adopting the new accounting method was a decrease of the retained-earnings deficit and a reduction of accrued liabilities of $4.1 million as of January 1, 2012, with no effect on the total allowance for loan losses.  The cumulative increase to portfolio loans, decrease to the accrued liability and decrease to the retained-earnings deficit were $3.1 million, $3.5 million and $6.6 million, respectively, as of December 31, 2012.  Costs associated with foreclosed properties and other real estate owned decreased by $2.4 million for the year ended December 31, 2012.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE C—INVESTMENT SECURITIES

Investment securities consisted of the following at December 31 (in $1,000s):

	2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Available for sale:
United States treasury	$3,250	$3,250	$3,499	$3,500
United States government agencies	4,500	4,171	4,000	3,987
Mortgage-backed	6,142	6,198	8,055	8,175

	$13,892	$13,619	$15,554	$15,662

At December 31, 2013, securities with a fair value approximating $3.3 million were pledged to secure public and trust deposits and securities with a fair value approximating $10.3 million were pledged for other purposes as required by law.

Gross unrealized gains and losses on investment securities available for sale were as follows at December 31 (in $1,000s):

	2013		2012
	Gains	Losses	Gains	Losses

United States treasury			$1
United States government agencies		$329		13
Mortgage-backed	$56		120

	$56	$329	$121	$13

The age of gross unrealized losses and carrying value (at estimated fair value) of securities available for sale are summarized below (in $1,000s):

	2013		2012
	Unrealized Loss	Carrying Value	Unrealized Loss	Carrying Value
One year or less:
United States government agencies	$—	$—	$13	$3,987

In excess of one year:
United States government agencies	$329	$3,670	$—	$—

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE C—INVESTMENT SECURITIES—Continued

As of December 31, 2013, the Bank’s security portfolio consisted of 13 securities, two of which were in an unrealized loss position.  The unrealized losses for these securities resulted primarily from changes in interest rates.  The Bank expects full collection of the carrying amount of these securities and does not intend to sell the securities in an unrealized loss position nor does it believe it will be required to sell securities in an unrealized loss position before the value is recovered.  The Bank does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

Gross realized gains and losses from sales and maturities of investment securities were insignificant for each of the periods presented.

Scheduled maturities of investment securities held as of December 31, 2013 were as follows (in $1,000s):

	Amortized Cost	Estimated Fair Value

Due in one year or less	$3,250	$3,250
After one year, through five years	500	500
After five years, through ten years	4,209	4,144
After ten years	5,933	5,725

	$13,892	$13,619

NOTE D—LOANS

Government-guaranteed loans serviced for the benefit of others, which are not recorded on the consolidated balance sheet, approximated $30.7 million and $35.0 million at December 31, 2013 and 2012, respectively.  Loan servicing assets are not material.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

The following tables present the allowance for loan losses and the carrying amount of loans based on management’s overall assessment of probable incurred losses (in $1,000s), and should not be interpreted as an indication of future charge-offs:

	December 31, 2013
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	$6,045	$1,801	$1,405	$788				$10,039
Collectively evaluated for probable incurred losses	5,919	3,260	919	1,058	$166	$12	$9,096	20,430

Total allowance for loan losses	$11,964	$5,061	$2,324	$1,846	$166	$12	$9,096	$30,469

Portfolio loans:
Individually evaluated for impairment	$83,184	$21,540	$7,134	$5,872	$65			$117,795
Collectively evaluated for probable incurred losses	336,046	108,173	19,515	53,174	3,788	$1,885		522,581

Total portfolio loans	$419,230	$129,713	$26,649	$59,046	$3,853	$1,885		$640,376

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

	December 31, 2012
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Allowance for loan losses:
Individually evaluated for impairment	$7,340	$2,119	$848	$1,046	$5			$11,358
Collectively evaluated for probable incurred losses	6,228	5,185	1,006	2,891	791	$2	$20,895	36,998

Total allowance for loan losses	$13,568	$7,304	$1,854	$3,937	$796	$2	$20,895	$48,356

Portfolio loans:
Individually evaluated for impairment	$102,410	$27,753	$10,301	$10,396	$18			$150,878
Collectively evaluated for probable incurred losses	404,239	151,775	26,376	67,146	4,963	$1,722		656,221

Total portfolio loans	$506,649	$179,528	$36,677	$77,542	$4,981	$1,722		$807,099

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

Activity within the allowance for loan losses is summarized below (in $1,000s):

	Year Ended December 31, 2013
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Beginning balance	$13,568	$7,304	$1,854	$3,937	$796	$2	$20,895	$48,356

Charge-offs	(8,346)	(3,928)	(3,482)	(1,375)	(322)	(7)		(17,460)
Recoveries	5,300	1,989	2,563	1,641	273			11,766
Net charge-offs	(3,046)	(1,939)	(919)	266	(49)	(7)		(5,694)

Provision for loan losses	1,705	(223)	1,406	(2,320)	(579)	18	(12,200)	(12,193)

Net change in unallocated allowance	(263)	(81)	(17)	(37)	(2)	(1)	401	—

Ending balance	$11,964	$5,061	$2,324	$1,846	$166	$12	$9,096	$30,469

	Year Ended December 31, 2012
	Secured by Real Estate
	Commercial	Residential (including multi- family)	Construction, Land Development and Other Land	Commercial and Other Business- Purpose Loans	Consumer	Other	Unallocated	Total

Beginning balance	$24,521	$14,846	$6,386	$9,836	$406	$10	$4,447	$60,452

Charge-offs	(12,441)	(8,004)	(3,547)	(5,995)	(836)	(656)		(31,479)
Recoveries	5,218	4,364	2,607	5,886	420	98		18,593
Net charge-offs	(7,223)	(3,640)	(940)	(109)	(416)	(558)		(12,886)

Provision for loan losses	6,627	(471)	(2,823)	(4,049)	934	572		790

Net change in unallocated allowance	(10,357)	(3,431)	(769)	(1,741)	(128)	(22)	16,448	—

Ending balance	$13,568	$7,304	$1,854	$3,937	$796	$2	$20,895	$48,356

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

Nonperforming loans (i.e., loans which are 90 days or more past due and still accruing interest and loans on nonaccrual status) as of December 31, are summarized as follows (in $1,000s):

	2013	2012
Nonaccrual loans:
Loans secured by real estate:
Commercial	$45,891	$62,361
Residential (including multi-family)	12,250	17,365
Construction, land development and other land	3,715	5,436
Total loans secured by real estate	61,856	85,162
Commercial and other business-purpose loans	3,696	7,574
Consumer	189	189
Total nonaccrual loans	65,741	92,925

Past due (>90 days) loans and accruing interest:
Loans secured by real estate:
Commercial	—	515
Residential (including multi-family)	—	85
Total loans secured by real estate	—	600
Consumer	—	70
Total past due loans	—	670

Total nonperforming loans	$65,741	$93,595

If nonperforming loans had performed in accordance with their contractual terms during the year, estimated additional interest income of $5.3 million and $8.6 million would have been recorded in 2013 and 2012, respectively.

Impaired loans, which do not have an allowance requirement, include collateral-dependent loans for which direct write-downs have been made to the carrying amount of such loans and, accordingly, no additional allowance requirement or allocation is generally necessary.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

Impaired loans are summarized in the following tables (in $1,000s), based on loans which either have an allowance for loan losses recorded or no such allowance as of December 31, 2013 and 2012:

	December 31, 2013
	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$57,131	$72,329	$6,669
Residential (including multi-family)	12,763	22,852	1,936
Construction, land development and other land	3,913	9,721	1,538
Total loans secured by real estate	73,807	104,902	10,143
Commercial and other business-purpose loans	5,641	12,618	1,016
Consumer	177	442	24
	79,625	117,962	11,183
With no related allowance recorded:
Loans secured by real estate:
Commercial	40,989	54,786
Residential (including multi-family)	13,580	14,887
Construction, land development and other land	4,475	4,139
Total loans secured by real estate	59,044	73,812
Commercial and other business-purpose loans	2,373	3,095
Consumer	65	65
	61,482	76,972

Total	$141,107	$194,934	$11,183

Included in total impaired loans as of December 31, 2013 is $112.4 million of loans reported as troubled debt restructurings (see further discussion under the troubled debt restructurings section of this Note), along with $5.1 million of loans modified as troubled debt restructurings which are no longer reported as troubled debt restructurings due to the loans being in compliance with their modified terms and having an interest rate consistent with market rates.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

	December 31, 2012
	Carrying Value	Unpaid Principal Balance	Related Allowance for Loan Losses

With an allowance recorded:
Loans secured by real estate:
Commercial	$57,019	$69,617	$7,280
Residential (including multi-family)	16,611	29,039	2,553
Construction, land development and other land	6,289	10,402	966
Total loans secured by real estate	79,919	109,058	10,799
Commercial and other business-purpose loans	6,800	14,021	1,514
Consumer	207	394	57
	86,926	123,473	12,370
With no related allowance recorded:
Loans secured by real estate:
Commercial	51,151	78,307
Residential (including multi-family)	14,930	17,062
Construction, land development and other land	5,456	8,566
Total loans secured by real estate	71,537	103,935
Commercial and other business-purpose loans	5,761	7,146
	77,298	111,081

Total	$164,224	$234,554	$12,370

Included in total impaired loans as of December 31, 2012 is $125.6 million of loans reported as troubled debt restructurings (see further discussion under the troubled debt restructurings section of this Note).

For the years ended December 31, 2013 and 2012, the average recorded investment in impaired loans and interest income recorded on impaired loans were as follows (in $1,000s):

	Year Ended December 31, 2013		Year Ended December 31, 2012
	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income
	Investment	Recorded	Investment	Recorded

Commercial	$105,021	$7,634	$114,175	$5,951
Residential (including multi-family)	28,744	1,457	38,414	1,649
Construction, land development and other land	10,282	365	18,658	564
Total loans secured by real estate	144,047	9,456	171,247	8,164
Commercial and other business-purpose loans	9,654	622	14,657	630
Consumer	228	4	182	4

Total	$153,929	$10,082	$186,086	$8,798

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

The following tables summarize the aging and amounts of past due loans as of December 31, 2013 and 2012 (in $1,000s):

	December 31, 2013
	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$4,810	$—	$45,891	$50,701	$368,529	$419,230
Residential (including multi-family)	2,019	—	12,250	14,269	115,444	129,713
Construction, land development and other land	432	—	3,715	4,147	22,502	26,649
Total loans secured by real estate	7,261	—	61,856	69,117	506,475	575,592
Commercial and other business-purpose loans	1,119	—	3,696	4,815	54,231	59,046
Consumer	187		189	376	3,477	3,853
Other		—			1,885	1,885

Total	$8,567	$—	$65,741	$74,308	$566,068	$640,376

	December 31, 2012
	Past Due Loans			Total
	(based on payment due dates)			Amount of
			Loans on	Loans More	Loans Either
	More Than		Nonaccrual	Than 29 Days	Current or
	29 Days,	More Than	Status	Past Due or on	Less Than	Total
	and Less Than	89 Days	(Generally, 90	Nonaccrual	30 Days	Portfolio
	90 Days	(Accruing)	Days or More)	Status	Past Due	Loans

Loans secured by real estate:
Commercial	$11,092	$515	$62,361	$73,968	$432,681	$506,649
Residential (including multi-family)	4,850	85	17,365	22,300	157,228	179,528
Construction, land development and other land	4,242		5,436	9,678	26,999	36,677
Total loans secured by real estate	20,184	600	85,162	105,946	616,908	722,854
Commercial and other business-purpose loans	2,267		7,574	9,841	67,701	77,542
Consumer	260	70	189	519	4,462	4,981
Other					1,722	1,722

Total	$22,711	$670	$92,925	$116,306	$690,793	$807,099

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt obligations based on current financial information, aging analysis, historical payment experience, credit documentation and public information, among other factors.  The Bank analyzes loans individually by classifying the loans as to credit risk.  This analysis generally includes all loans and is generally performed at least quarterly.  The following loan risk rating definitions are used:

Pass.  Loans classified with a pass rating have been deemed to have acceptable credit quality by bank management.

Watch.  Loans classified as watch have potential weaknesses that deserve management’s close attention.  If not improved, those potential weaknesses may result in deterioration of the repayment prospects for the loan in the future.

Substandard.  Loans classified as substandard have a well-defined weakness or weaknesses that could jeopardize the liquidation of the debt obligation by the borrower.  These loans are characterized by the reasonable possibility that some loss will be sustained if the deficiencies are not favorably resolved.

Based on management’s most recent analysis, the risk categories of loans are summarized as follows (in $1,000s):

	December 31, 2013
	Pass	Watch	Substandard	Total Portfolio Loans
Loans secured by real estate:
Commercial	$293,070	$61,334	$64,826	$419,230
Residential (including multi-family)	91,686	16,950	21,077	129,713
Construction, land development and other land	14,203	3,163	9,283	26,649
Total loans secured by real estate	398,959	81,447	95,186	575,592
Commercial and other business-purpose loans	44,076	6,841	8,129	59,046
Consumer	3,125	217	511	3,853
Other	1,885			1,885

Total	$448,045	$88,505	$103,826	$640,376

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

	December 31, 2012
	Pass	Watch	Substandard	Total Portfolio Loans

Loans secured by real estate:
Commercial	$356,486	$53,495	$96,668	$506,649
Residential (including multi-family)	129,822	17,280	32,426	179,528
Construction, land development and other land	19,757	7,297	9,623	36,677
Total loans secured by real estate	506,065	78,072	138,717	722,854
Commercial and other business-purpose loans	60,363	4,056	13,123	77,542
Consumer	2,924	1,693	364	4,981
Other	1,722			1,722

Total	$571,074	$83,821	$152,204	$807,099

Troubled Debt Restructurings

Loan modifications or restructurings are accounted for as troubled debt restructurings if, for economic or legal reasons, it has been determined that a borrower is experiencing financial difficulties and the bank grants a “concession” to the borrower that it would not otherwise consider.  For all classes of loans, a troubled debt restructuring may involve a modification of terms such as a reduction of the stated interest rate or loan balance, a reduction of the accrued interest, an extension of the maturity date at an interest rate lower than a current market rate for a new loan with similar risk, or some combination thereof involving a concession to the borrower to facilitate repayment.

The Bank has designated a troubled debt restructuring as a loan that has been modified because the borrower is experiencing financial difficulty and has been granted one or more of the following concessions:

1.                            An extension or renewal of a substandard rated loan with no change in rate or terms, and the terms provided are not representative of current market rates for credits with similar risk characteristics;

2.                            Modification of the interest rate in order to allow the borrower to repay the debt based on current cash flow sources;

3.                            A modification to an “interest only” structure for a period of time that should result in the loan being paid off, returned to the contracted terms or refinanced; or

4.                            A modification of a loan into an A/B note structure, where the A note is at market rate terms and conditions, and the B note has been charged off.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

Loans modified and classified as troubled debt restructurings are impaired loans.  Each loan that is designated as a troubled debt restructuring is individually evaluated for impairment to determine the specific reserve to be established or the charge-off, if any, to be taken.  The specific reserve or charge-off amount is determined using the discounted cash flow method, the collateral dependency method or, when available, the observable market price method.

The loan portfolios contain generally three categories of troubled debt restructurings, (1) loans for which the rate, amount of the note or terms have been modified, (2) substandard loans for which the rate or terms have not been modified but the loan was extended or renewed at rates or terms deemed below current rate and terms for credits with comparable risk factors, and (3) loans that have been modified with interest only terms.  The following are the factors that enter into the determination of the specific reserve or charge-off amount for each of these categories:

Loans for which the rate or terms have been modified:  The specific reserve or charge-off amount, for which the repayment ability is based on the cash flows of the borrower, is generally determined using a discounted cash flow analysis, adjusted for a probability-of-default factor.  The discount period used is based on when the bank believes, depending on cash flows from the borrower or project, that the loan will be paid in full or refinanced.  If an event for pay down or an expected refinance cannot be documented, a discount period that will result in the cash flows (after being adjusted for a probability of default), reducing the loan balance down to the collateral value is considered, or as an alternative, the remaining amortization period is generally used.  If the loan is deemed collateral dependent, either due to the estimated cash flows not being supported by reasonable and supportable projections, or significant uncertainty exists on the borrower’s ability to refinance or repay the debt at maturity, the reserve or charge-off will be determined using the collateral dependency method.

Loans for which there has been no rate or term modification:  If there has been no change in the rate and term, a discounted cash flow analysis, adjusted for a probability of default, is calculated to determine the specific reserve, or if deemed to be collateral dependent, the amount of charge-off required.

Loans that have interest only terms:  Unless there is a specific event that can be documented which will result in the loan being paid-off, returned to the original contract terms or refinanced, these loans are generally treated as collateral-dependent and the specific reserve is based on the net value of the collateral held.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

The following table summarizes loans modified as troubled debt restructurings during the years ended December 31, 2013 and 2012 (in $1,000s):

	December 31, 2013
	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Loan Loss Reserve
Troubled debt restructurings:
Loans secured by real estate:
Commercial	35	$18,891	$16,062	$1,585
Residential	43	4,392	3,762	292
Construction, land development and other land	4	482	387	1
Total loans secured by real estate	82	23,765	20,211	1,878
Commercial and other business-purpose loans	18	2,674	1,802	387
Consumer	1	39	38

Total	101	$26,478	$22,051	$2,265

	December 31, 2012
	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Loan Loss Reserve
Troubled debt restructurings:
Loans secured by real estate:
Commercial	100	$39,165	$33,118	$2,100
Residential	82	11,053	6,889	541
Construction, land development and other land	9	1,304	1,128	67
Total loans secured by real estate	191	51,522	41,135	2,708
Commercial and other business-purpose loans	28	3,722	2,758	204
Consumer	1	2

Total	220	$55,246	$43,893	$2,912

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

A payment default is determined when a loan is 90 days or more past due.  The following table summarizes loans modified as troubled debt restructurings in the last twelve months for which there was a payment default during the years ended December 31, 2013 and 2012 (in $1,000s):

	December 31, 2013		December 31, 2012
	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Troubled debt restructurings that subsequently defaulted:
Loans secured by real estate:
Commercial	18	$6,755	42	$10,785
Residential	22	1,774	21	2,070
Construction, land development and other land	4	924	12	1,243
Total loans secured by real estate	44	9,453	75	14,098
Commercial and other business-purpose loans	8	589	15	2,037

Total	52	$10,042	90	$16,135

Troubled debt restructurings which have a payment default are subject to a similar credit risk evaluation as other loans that are in default.  Generally, loans that are in payment default are moved to collateral dependency as the source of repayment, and the determination of the specific reserve for these loans is based on the net value of the collateral held.

The total amount of troubled debt restructurings as of December 31, 2013 and 2012 is detailed in the following tables by loan type and accrual status (in $1,000s):

	Troubled Debt Restructurings at December 31, 2013
	On Non-Accrual Status	On Accrual Status	Total

Loans secured by real estate:
Commercial	$31,040	$48,318	$79,358
Residential (including multi-family)	6,562	13,742	20,304
Construction, land development and other land	2,011	4,202	6,213
Total loans secured by real estate	39,613	66,262	105,875
Commercial and other business-purpose loans	2,513	3,918	6,431
Consumer		53	53

Total	$42,126	$70,233	$112,359

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE D—LOANS—Continued

	Troubled Debt Restructurings at December 31, 2012
	On Non-Accrual Status	On Accrual Status	Total

Loans secured by real estate:
Commercial	$38,424	$45,809	$84,233
Residential (including multi-family)	9,638	14,176	23,814
Construction, land development and other land	2,797	6,310	9,107
Total loans secured by real estate	50,859	66,295	117,154
Commercial and other business-purpose loans	3,454	4,987	8,441
Consumer		17	17

Total	$54,313	$71,299	$125,612

NOTE E—RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank may make loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners.  At December 31, 2013 and 2012, total loans to these persons approximated $11.4 million and $10.8 million, respectively.  During 2013, $2.6 million of new loans were made to these persons and repayments totaled $2.0 million.  Such loans, when made, are at the Bank’s normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank and those deposits, as of December 31, 2013 and 2012, approximated $17.9 million and $19.0 million, respectively.  Such deposits are similarly made at the Bank’s normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain management services from Capitol.  Amounts paid for such services while Capitol held a controlling interest in the Bank approximated $4.2 million and $3.9 million in 2013 and 2012, respectively.  Capitol sold its ownership interest in the Bank effective January 1, 2014 (see Note P).

During 2013 and 2012, the Bank’s shareholder made capital contributions of $1.0 million and $2.9 million respectively, to assist the Bank in meeting interim regulatory capital ratio requirements.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE F—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31 (in $1,000s):

	2013	2012

Land, buildings and improvements	$15,946	$15,911
Leasehold improvements	5,965	5,929
Equipment, furniture and software	23,419	23,409
	45,330	45,249
Less accumulated depreciation	(31,621)	(29,853)

	$13,709	$15,396

The Bank rents office space and equipment under operating leases.  Rent expense (net of sublease income) under these lease agreements approximated $3.0 million and $2.9 million in 2013 and 2012, respectively (including rent expense approximating $687,000 and $848,000 in 2013 and 2012, respectively, under leases with related parties).

At December 31, 2013, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows (in $1,000s):

2014	$2,594
2015	2,253
2016	1,849
2017	1,250
2018	798
2019 and thereafter	1,454

$10,198

NOTE G—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $236.3 million and $309.8 million as of December 31, 2013 and 2012, respectively.

At December 31, 2013, scheduled maturities of time deposits were as follows (in $1,000s):

2014	$294,144
2015	72,623
2016	21,509
2017	8,399
2018	7,707
2019 and thereafter	718

Total	$405,100

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE H—DEBT OBLIGATIONS

Debt obligations ($18,000 and $1.9 million at December 31, 2013 and 2012, respectively) consisted of borrowings from a Federal Home Loan Bank which represent advances secured by certain portfolio residential real estate mortgage loans and other eligible collateral.  Such advances bear interest at market short-term rates (approximately 4.74% at December 31, 2013) and mature in 2014.  At December 31, 2013, assets pledged to secure these credit facilities approximated $111.9 million and unused lines of credit under these facilities approximated $56.9 million.

NOTE I—EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank’s employees participate in a multi-employer 401(k) retirement plan.  Employer contributions charged to expense by the Bank for this plan approximated $117,000 and $131,000 in 2013 and 2012, respectively.

NOTE J—OTHER NONINTEREST EXPENSE

The more significant elements of other noninterest expense consisted of the following (in $1,000s):

	2013	2012
Professional fees	$1,749	$2,329
Insurance	757	733
Bank services (ATMs, telephone banking and Internet banking)	646	640
Postage	381	423
Paper, printing and supplies	367	356
Communications	345	339
Other	2,720	2,734

	$6,965	$7,554

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE K—INCOME TAXES

Income taxes include the following components (in $1,000s):

	2013	2012
Federal:
Current expense (benefit)	$(940)	$3,362
Deferred expense	14	76
	(926)	3,438
State:
Current expense		58

Total income tax expense (benefit)	$(926)	$3,496

Net federal deferred income tax assets, included as a component of other assets, consisted of the following at December 31 (in $1,000s):

	2013	2012

Allowance for loan losses	$14,421	$21,209
Net operating loss carryforward	59,112	54,066
Other, net	5,796	11,184
	79,329	86,459
Less valuation allowance	(79,261)	(86,377)

	$68	$82

Net state deferred income tax assets, included as a component of other assets, consisted of the following at December 31 (in $1,000s):

	2013	2012

Allowance for loan losses	$334	$382
Net operating loss carryforward	1,064	875
Other, net	59	71
	1,457	1,328
Less valuation allowance	(1,457)	(1,328)

	$—	$—

Recognition of deferred tax assets and any current tax benefit are subject to valuation adjustments, if it is more-likely-than-not that some portion or all of the deferred tax assets or current tax benefit may not be realized.  Determination of whether realization is more-likely-than-not is based on available evidence and judgment.  As of December 31, 2013 and 2012, management reviewed its deferred tax assets and determined that due mainly to operating losses,

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE K—INCOME TAXES—Continued

recording a valuation allowance for a majority of the deferred tax assets was appropriate.  The valuation allowance may reduce future income tax expense to the extent of the Bank’s profitability.

No federal and state taxes were paid during 2013 and 2012.  As of December 31, 2013, the Bank had federal and state net operating loss carryforwards which may reduce income taxes payable in future periods, which have been recognized for deferred tax purposes (subject to a valuation allowance) and expire as follows (in $1,000s):

	Federal	State
2025-2026	$446
2027-2028	1,041
2029-2030	86,052	$8,173
2031-2033	86,320	7,407

	$173,859	$15,580

The above net operating loss carryforwards may be subject to an annual limitation as a result of the acquisition of the Bank by Talmer Bancorp, Inc. (see Note P), which may constitute a change of ownership as defined under Internal Revenue Code Section 382.

Differences between income tax expense recorded and amounts computed using the statutory tax rate are reconciled below (in $1,000s):

	2013	2012

Federal income tax expense (benefit) computed at statutory rate of 34%	$3,743	$(489)

Tax examination adjustments	(940)	3,421

Federal tax effect of:
Change in valuation allowance	(6,176)	2,967
Other, net	2,447	(2,403)

Total income tax expense	$(926)	$3,496

In conjunction with its annual review, management concluded that there were no significant uncertain tax positions requiring recognition in the financial statements.  The evaluation was performed for the tax years of 2010 through 2013, the tax years which remain subject to examination by major tax jurisdictions, as of December 31, 2013.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE K—INCOME TAXES—Continued

The Bank may from time to time be assessed interest or penalties associated with tax liabilities by major tax jurisdictions, although any such assessments would likely be immaterial.  To the extent the Bank has received an assessment for interest and/or penalties, it has been classified in the statements of operations as a component of other noninterest expense.

Capitol’s consolidated federal tax returns for 2004 through 2009, which included the Bank’s operations, were selected for examination by the Internal Revenue Service due to the reporting of significant operating loss carrybacks from 2008 and 2009, and subsequent refund received in 2010.  The examination concluded in 2012 and, as a result of the examination, the Bank expensed its share of the consolidated federal income tax adjustments of approximately $3.4 million at December 31, 2012.  On March 1, 2013, the Office of the Chief Counsel — Internal Revenue Service concluded that, in large part, the banking industry’s treatment of deducting other real estate owned expenses for tax purposes was proper.   As a result of this ruling, Capitol filed an amended 2009 return in June 2013 and the Bank reduced its tax liability by $940,000 for expense deductions taken in 2009 related to other real estate owned activities.  The Internal Revenue Service has accepted Capitol’s amended 2009 return.

NOTE L—FAIR VALUE

Accounting standards establish a hierarchy that prioritizes the use of fair value inputs used in valuation methodologies into the following three levels:

Level 1:  Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2:  Significant observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be derived from or corroborated by observable market data by correlation or other means.

Level 3:  Significant unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of the Bank’s valuation methodologies used to measure and disclose the fair values of its financial assets and liabilities on a recurring or nonrecurring basis:

Cash and cash equivalents:  Due to the short-term nature of cash and cash equivalents, the carrying amount of these assets approximates the estimated fair value.  The Bank classifies cash and due from banks as Level 1 and interest-bearing deposits with banks as Level 2.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE L—FAIR VALUE—Continued

Mortgage loans held for sale:  Mortgage loans held for sale are carried at the lower of aggregate cost or fair value and are measured on a nonrecurring basis.  Fair value is based on independent quoted market prices, where applicable (Level 1 inputs), or the prices for other whole mortgage loans with similar characteristics, as Level 2 inputs.

Derivatives:  The Bank enters into interest rate lock commitments with prospective borrowers to be sold into the secondary market and forward commitments for the future delivery of mortgage loans to third party investors, which are carried at fair value on a recurring basis.  The fair value of these commitments is based on the fair value of related mortgage loans determined using observable market data (Level 2 inputs).  The fair value of the commitments is insignificant for all periods presented.

Investment securities available for sale:  Securities available for sale are recorded at fair value on a recurring basis.  Fair value measurement is based on quoted prices, when available (Level 1 inputs).  If quoted prices are not available, fair values are measured using independent pricing models, as Level 2 inputs.

Federal Home Loan Bank Stock:  Federal Home Loan Bank stock is carried on the basis of cost since such investment is restricted and no significant observable market data is available for these instruments. The Bank believes these investments are ultimately recoverable at cost.

Loans:  The Bank does not record loans at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to collateral-dependent loans are recorded to reflect partial write-downs based on the observable market price, current appraised value of the collateral or other estimates of fair value, as Level 3 inputs.

Other real estate owned:  At the time of foreclosure, foreclosed properties are adjusted to estimated fair value less estimated costs to sell, including delinquent real estate taxes, upon transfer from portfolio loans to other real estate owned, establishing a new carrying value.  The Bank subsequently adjusts estimated fair value on other real estate owned on a nonrecurring basis to reflect partial write-downs based on the observable market price or current appraisal data, as Level 3 inputs.

Long-lived and indefinite lived assets:  The Bank does not record long-lived or indefinite lived assets at fair value on a recurring basis.  However, from time to time, nonrecurring fair value adjustments to a long-lived or indefinite lived asset are recorded to reflect partial write-downs based on the observable market price or other estimate of fair value in the event of impairment.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, which are based primarily upon estimates, are often calculated based on current pricing policy, the economic and competitive environment, the characteristics of the asset or liability and other such factors.  Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.  Additionally, there may be inherent weaknesses in any calculation technique and, further, changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE L—FAIR VALUE—Continued

As of December 31, 2013 and 2012, there were no liabilities measured at fair value on either a recurring or nonrecurring basis.

Assets measured at fair value on a recurring basis as of December 31 were as follows (in $1,000s):

	2013			2012
	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)

Investment securities available for sale:
United States treasury	$3,250	$3,250		$3,500	$3,500
United States government agencies	4,171		$4,171	3,987		$3,987
Mortgage-backed	6,198		6,198	8,175		8,175

	$13,619	$3,250	$10,369	$15,662	$3,500	$12,162

Assets measured at fair value on a nonrecurring basis as of December 31 were as follows (in $1,000s):

	2013		2012
	Total	Significant Unobservable Inputs (Level 3)	Total	Significant Unobservable Inputs (Level 3)

Impaired loans (1)	$61,482	$61,482	$77,298	$77,298

Other real estate owned (1)	$41,422	$41,422	$60,174	$60,174

(1)         Represents carrying value based on the appraised value of the applicable collateral or other real estate owned or other estimates of fair value (less estimated costs to sell, including delinquent real estate taxes).

Updated appraisals are generally obtained when it has been determined that a loan has become collateral-dependent.  Adjustments to the loan’s carrying value (or requirements for an allocation of the allowance for loan losses) are made, when appropriate, after the review of an appraisal or evaluation.  The timing of when a collateral-dependent loan should be classified as a nonperforming loan is contingent upon several factors, including the performance of the loan, the

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE L—FAIR VALUE—Continued

borrower’s payment history and/or results of the bank’s review of updated borrower financial information.

When a borrower’s performance has deteriorated (for example, the borrower has become delinquent on required payments, the borrower’s updated financial information indicates adverse financial trends or sales/leasing activity is less than expected in the case of multi-unit properties), the loan will be downgraded and, if appropriate, an updated appraisal will be ordered for the loan if it is deemed collateral-dependent.  Loans which are not deemed collateral-dependent will be included within loss contingency pools, in conjunction with estimating the bank’s requirements for its allowance for loan losses.  Upon receipt and review of updated appraisal data or evaluation and after any further fair value analysis is completed on those loans deemed to be collateral-dependent, the loans will be further evaluated for appropriate write-down.  Negative differences between appraised value, less estimated costs to sell (including delinquent real estate taxes), and the related carrying value of the loans are generally charged to the allowance for loan losses, as partial write-downs/charge-offs, on a timely basis.  Occasionally, additional potential loss amounts may be included if circumstances exist which may further adversely impact fair value estimates.  Internally-prepared evaluations may be used to estimate the current valuation changes driven by current economic conditions.  Updated fair value information is generally obtained at least annually for collateral-dependent loans and other real estate owned.

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE L—FAIR VALUE—Continued

Carrying values and estimated fair values of financial instruments based upon the accounting guidance set forth in Accounting Standards Codification 825-10 were as follows at December 31 (in $1,000s):

	2013					2012
	Carrying	Estimated Fair Value Measurement Using:				Carrying	Estimated
	Value	Level 1	Level 2	Level 3	Total	Value	Fair Value
Financial assets:
Cash	$20,088	$20,088			$20,088	$58,354	$58,354
Cash equivalents	196,243		196,243		196,243	145,828	145,828
Investment securities available for sale	13,619		13,619		13,619	15,662	15,662
Federal Home Loan Bank stock	5,933		5,933		5,933	6,769	6,769
Portfolio loans:
Loans secured by real estate:
Commercial	419,230			418,310	418,310	506,649	503,283
Residential (including multi-family)	129,713			130,589	130,589	179,528	180,353
Construction, land development and other land	26,649			26,725	26,725	36,677	36,660
Total loans secured by real estate	575,592			575,624	575,624	722,854	720,296
Commercial and other business-purpose loans	59,046			59,101	59,101	77,542	77,403
Consumer	3,853			3,917	3,917	4,981	5,090
Other	1,885			1,763	1,763	1,722	2,241
Total portfolio loans	640,376			640,405	640,405	807,099	805,030
Less allowance for loan losses	(30,469)			(30,469)	(30,469)	(48,356)	(48,356)
Net portfolio loans	609,907			609,936	609,936	758,743	756,674

Financial liabilities:
Deposits:
Noninterest-bearing	175,060	175,060			175,060	202,883	202,883
Interest-bearing:
Demand accounts	275,521		275,521		275,521	294,674	294,674
Time certificates of less than $100,000	168,752			169,533	169,533	221,757	223,641
Time certificates of $100,000 or more	236,348			237,363	237,363	309,758	311,973
Total interest-bearing deposits	680,621		275,521	406,896	682,417	826,189	830,288
Total deposits	855,681	175,060	275,521	406,896	857,477	1,029,072	1,033,171
Debt obligations	18			18	18	1,935	1,968

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NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE L—FAIR VALUE—Continued

Estimated fair values of financial assets and liabilities in the preceding table are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest (unless quoted market values or other fair value information is more readily available).  For example, the estimated fair value of portfolio loans is determined based on discounted cash flow computations.  Similarly, the estimated fair values of time deposits, notes payable and other borrowings were determined through discounted cash flow computations.  Such estimates of fair value are not intended to represent portfolio liquidation value and, accordingly, only represent an estimate of fair value based on current financial reporting requirements.

Given current economic conditions, the majority of the loan portfolio is not readily marketable and, accordingly, market prices may not exist.  The Bank has not attempted to market the loan portfolio to potential buyers, if any exist, to determine the fair value of those instruments.  Since negotiated prices, if any, in illiquid markets depend upon the then-present motivations of the buyer and seller, it is reasonable to assume that potential sales prices could vary widely from any estimate of fair value made without the benefit of negotiations.  Additionally, changes in market interest rates commensurate with risk may dramatically impact the value of financial instruments at any time.  Accordingly, fair value measurements for loans included in the preceding table are unlikely to represent the instruments’ liquidation values.

NOTE M—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, loan commitments are made to accommodate the financial needs of Bank customers.  Loan commitments include stand-by letters of credit, lines of credit, and other commitments for commercial, installment and mortgage loans.  Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers if certain specified future events occur and are used infrequently ($51.5 million and $53.1 million at December 31, 2013 and 2012, respectively).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($2.7 million and $3.3 million at December 31, 2013 and 2012, respectively).  Those loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.

All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank’s normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE M—COMMITMENTS AND CONTINGENCIES—Continued

If deemed necessary, the Bank could be required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and correspondent banks.  No reserve balance was required as of December 31, 2013 and 2012.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance ($250,000 per relationship in 2013).

Generally, banks are subject to cross-guaranty liability regarding other financial institutions the FDIC determines are controlled by any multibank holding company.  Pursuant to federal regulations, an insured depository institution may be liable for any loss the FDIC has incurred or expects to incur in connection with the failure of a former affiliate institution and, if the FDIC determines that remaining affiliates have a liability to the FDIC, then they would be required to pay that liability to the FDIC.  Payment of a cross-guaranty liability to the FDIC could have a material adverse impact on the results of operations, capital adequacy and financial position of the Bank.

To date, none of Capitol’s subsidiary banks have received any notice of assessment of cross-guaranty liability.  Capitol’s banks have, however, received notice from the FDIC that the FDIC may assess a cross-guaranty liability relating to a failed community bank in Florida which ceased operations in November 2009.  The FDIC alleges that the Florida bank was an affiliated institution of Capitol, although Capitol owned no securities of that bank or otherwise controlled the failed institution.

Also, during 2013, applicable regulators closed five of Capitol’s subsidiary banks and the FDIC was appointed receiver of each of those banks.  It is likely that the FDIC will experience losses in connection with these closures, and the FDIC could assess such losses against Capitol’s other depository institution subsidiaries including the Bank.  Such liability would have a material adverse effect on the financial condition of the Bank.

In conjunction with the January 1, 2014 purchase of the Bank by Talmer Bancorp, Inc., as discussed in Note P, the Bank received waivers from the FDIC on December 31, 2013 of any potential cross-guaranty liability assessment related to the failed community bank in Florida as well as the five Capitol institutions that failed in 2013.

NOTE N—CAPITAL REQUIREMENTS

Federal financial institution regulatory agencies impose certain risk-based capital requirements on financial institutions.  Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE N—CAPITAL REQUIREMENTS—Continued

periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Bank’s financial statements.

Under the regulatory capital adequacy requirements and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As of December 31, 2013, the Bank is classified as “adequately-capitalized” as that term is defined by the applicable agencies.  In January 2014, Talmer Bancorp, Inc. contributed approximately $79.5 million of additional capital to the Bank (see Note P) which will increase the Bank’s capital ratios to the “well-capitalized” level, although the Bank cannot be classified as well-capitalized while it remains subject to a formal enforcement action (see Note O).

As of December 31, 2013 and 2012, the Bank’s Tier 1 capital and total risk based capital ratios were below agreed upon minimums pursuant to a formal enforcement action with the Bank’s regulatory agencies (see Note O).  Management believes, as of December 31, 2013, that the Bank meets all other capital adequacy requirements to which it is subject.

The Bank’s various amounts of regulatory capital and related ratios as of December 31 are summarized below (amounts in $1,000s):

	2013	2012
Tier 1 capital to average total assets:
Minimum required amount(1)	≥ $82,965	≥ $98,451
Actual amount	$49,071	$30,497
Ratio	5.32%	2.79%

Tier 1 capital to risk-weighted assets:
Minimum required amount(2)	≥ $25,983	≥ $32,829
Actual amount	$49,071	$30,497
Ratio	7.55%	3.72%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(3)	≥ $77,950	≥ $98,486
Actual amount	$57,467	$41,226
Ratio	8.85%	5.02%

(1)   The minimum required Tier 1 capital to average assets is 9% as of December 31, 2013 and 2012 pursuant to a formal enforcement action with the Bank’s regulatory agencies (see Note O).

(2)   The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.

(3)   The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 12% as of December 31, 2013 and 2012 pursuant to a formal enforcement action with the Bank’s regulatory agencies (see Note O).

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE O—REGULATORY MATTERS

In April 2010, Michigan Commerce Bank entered into a formal enforcement action with its primary regulatory agency which remains in effect for Talmer West Bank as the surviving bank in the merger (see Note P).  The formal enforcement action requires Talmer West Bank to, among other things: (i) increase its Tier 1 capital ratio to a minimum of 9% and its total risk based capital ratio to 12%, (ii) reduce problem assets, (iii) maintain an adequate allowance for loan losses and not reduce such allowance without prior written consent, (iv) adopt and implement a plan for improving liquidity, (v) adopt and implement a profit improvement plan, (vi) adopt and implement a plan to manage concentrations of credit, (vii) retain qualified management, (viii) provide quarterly progress reports to its primary regulatory agency and (ix) make capital distributions only with prior written regulatory consent.  As of December 31, 2013, the Bank was working to comply with these requirements including the subsequent sale of the Bank to Talmer Bancorp, Inc. and Talmer Bancorp, Inc. contributing approximately $79.5 million in additional capital to the Bank in order to recapitalize the Bank (see Note P).

In February 2011, the FDIC issued Michigan Commerce Bank and Bank of Las Vegas a Prompt Corrective Action Directive (“PCAD”) and in January 2012 the FDIC issued Sunrise Bank of Albuquerque a PCAD directing each of these banks to take one or both of the following actions to recapitalize the bank: (1) sell enough voting shares or obligations of the bank so that the bank will be adequately capitalized after the sale; and/or (2) accept an offer to be acquired by a depository institution holding company or to combine with another insured depository institution.  As of December 31, 2013, these banks had accepted an offer to be acquired by Talmer Bancorp, Inc. and the sale was completed on January 1, 2014 (see Note P).

NOTE P—SUBSEQUENT EVENTS

For purposes of the Bank’s December 31, 2013 financial statements, management has evaluated subsequent events through March 17, 2014, the date the financial statements were available to be issued.

On January 1, 2014, Talmer Bancorp, Inc. purchased Financial Commerce Corporation’s wholly-owned subsidiary bank and certain other bank-related assets from Financial Commerce Corporation and its parent holding company, Capitol Bancorp Ltd., in a transaction facilitated under Section 363 of the U.S. Bankruptcy Code.  The purchase price consisted of cash consideration of $4.0 million and a separate $2.5 million payment to fund an escrow account to pay the post-petition administrative fees and expenses of the professionals in the bankruptcy cases of Financial Commerce Corporation and Capitol Bancorp Ltd., each of which filed voluntary bankruptcy petitions under Chapter 11 of the U.S. Bankruptcy Code on August 9, 2012, with any unused escrowed funds to be refunded to Talmer Bancorp, Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS

Talmer West Bank

December 31, 2013

NOTE P—SUBSEQUENT EVENTS—Continued

Immediately prior to consummation of the acquisition, Capitol Bancorp Ltd. merged Indiana Community Bank, Bank of Las Vegas and Sunrise Bank of Albuquerque with and into Michigan Commerce Bank, with Michigan Commerce Bank as the surviving bank in the merger.  Simultaneously with the merger, Michigan Commerce Bank changed its name to Talmer West Bank.  In connection with the acquisition, Talmer Bancorp, Inc. contributed approximately $79.5 million of additional capital to Talmer West Bank in order to recapitalize the Bank.  In order to support the acquisition and recapitalization of Talmer West Bank, Talmer Bancorp, Inc. borrowed $35.0 million under a senior unsecured line of credit and received $33.0 million in dividend capital from Talmer Bank.

In conjunction with the purchase of the Bank by Talmer Bancorp, Inc., the Bank received a waiver from the FDIC on December 31, 2013 of any potential cross-guaranty liability assessment related to the failed community bank in Florida as well as the five Capitol institutions that failed in 2013 (see Note M).